Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CATELLUS SUBCO, INC.

Catellus SubCo, Inc., a Delaware corporation (the “Company”), does hereby certify that:

FIRST: Article I of the Restated Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

ARTICLE I

NAME

The name of the company is Catellus Development Corporation (hereinafter referred to as the “Company”).

SECOND: Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer this 1st day of December, 2003.

CATELLUS SUBCO, INC.,
a Delaware corporation

By:	/s/ Vanessa L. Washington
Vanessa L. Washington
Its:	Senior Vice President, General Counsel and Secretary